Exhibit 99.1

NeuroMetrix Reports Q4 2014 Financial Results and Highlights

Revenue Growth, Record Diabetes Product Revenue, New Product Unveiling

WALTHAM, Mass., February 12, 2015 (BUSINESS WIRE) -- NeuroMetrix, Inc. (the “Company”) (Nasdaq: NURO), today reported financial and business highlights for the quarter and year ended December 31, 2014.

The Company operates in two primary markets - wearable therapeutic technology and point-of-care tests. It recently unveiled the Quell™ wearable pain relief device, which utilizes proprietary non-invasive neurostimulation technology to provide relief from chronic pain, particularly nerve pain such as due to diabetes and lower back problems. The advanced wearable device is lightweight and can be worn during the day while active, and at night while sleeping. It has been cleared by the FDA for treatment of chronic pain without a prescription. Users of the device will also have the option of using their smartphone to automatically track and personalize their pain therapy. The Company's SENSUS® device offers similar therapy for chronic pain and requires a doctor’s prescription. It has been on the market for two years. The Company’s point-of-care neuropathy test, DPNCheck®, addresses an unmet medical need for accurate and cost-effective screening, diagnosing and monitoring of peripheral neuropathies such as diabetic peripheral neuropathy.

Recent highlights:

o	Quell was unveiled at the 2015 International Consumer Electronics Show to a positive response. PCWorld reported, “More that 100 million Americans suffer from chronic pain, and now there’s finally a consumer-grade wearable that’s designed to provide some relief.” CRN included Quell as one of “25 Hot Products at CES” and it was one of four finalists chosen by Engadget for “Best of CES” in the health & fitness category. NeuroMetrix plans commercial shipments starting in Q2 of this year.
•	Cumulative SENSUS shipments now exceed 7,000 devices. In Q4 1,655 devices were shipped versus 358 devices in Q4 2013. Electrode sales provide encouraging evidence of continued device usage and validation of therapeutic benefit for patients. During Q4 2014, 6,243 electrodes were shipped, up 33% from the preceding quarter.
•	DPNCheck biosensor shipments in Q4 were 31,375, down 12% from Q3 2014 and 15% from Q4 2013. The Company believes this dip was due to advance stocking by its larger Medicare Advantage accounts in anticipation of strong patient testing prior to year-end. DPNCheck biosensors shipped internationally grew by 62% over the preceding quarter and 70% over the year-ago quarter.
•	Diabetes product revenue (DPNCheck and SENSUS) increased to $0.82 million from $0.56 million in Q4 2013, a 46% year-over-year increase.
•	The ADVANCE business, managed for cash flow, generated an estimated $0.3 million in gross profit in Q4 2014.

“Throughout the company we are intensively focused on the second quarter Quell launch target,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “Evidence from SENSUS adoption and quantitative market studies supports our belief that Quell, as an OTC wearable therapeutic, is the right product at the right time to make a meaningful difference to many people suffering from chronic pain. We believe we are positioned for commercial success in 2015 following a number of key milestones reached last year.”

The Company reported its financial results for Q4 2014. Total revenues were $1.41 million, flat with $1.40 million for Q4 2013. Gross profit was 53.2 percent of total revenues compared to 61.1 percent in Q4 2013 with the contraction attributable to growth in lower margin SENSUS sales. Operating expenses were $3.16 million compared to $2.23 million in Q4 2013. Increased spending reflects product development and marketing costs in support of the Quell launch in 2015. The Company recorded a non-cash charge of $0.50 million at December 31, 2014 for the revaluation at fair value of outstanding common stock warrants compared to a $2.33 million revaluation charge at December 31, 2013. Net loss was $2.91 million, or $0.36 per share. This compared to a net loss of $3.70 million for Q4 2013, or $0.87 per share. NeuroMetrix reported Q4 net cash usage of $2.5 million and ended the period with cash resources of $9.2 million.

For the year ended December 31, 2014, the Company reported revenues of $5.51 million and a net loss of $7.77 million, or $1.54 per share. In the year ended December 31, 2013, the Company recorded revenues of $5.28 million and a net loss of $8.02 million, or $3.07 per share.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, February 12, 2015 at 8:00 a.m., Eastern Time. To access the call in the United States, dial 877-474-9505 and use the confirmation code 77883025. Internationally, the conference call may be accessed by dialing 857-244-7558 and using the same confirmation code. The call will also be webcast and will be accessible from the Company's website at http://www.NeuroMetrix.com under the "Investor Relations" tab. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 12898807. The replay will be available for two weeks after the conference call.

About NeuroMetrix

NeuroMetrix is an innovative health-care company that develops wearable medical technology and point-of-care tests that help patients and physicians better manage chronic pain, nerve diseases, and sleep disorders. For more information, please visit http://www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations relating to the adoption of SENSUS and DPNCheck, and ability to build a successful business focused on diabetic neuropathy. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

SVP and Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

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NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarters Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenues	$1,409,629	$1,402,152	$5,512,764	$5,278,806
Cost of revenues	659,159	544,830	2,568,602	2,194,259
Gross profit	750,470	857,322	2,944,162	3,084,547
Operating expenses:
Research and development	802,076	710,629	4,075,976	3,438,218
Sales and marketing	1,234,447	538,557	2,913,112	2,779,695
General and administrative	1,120,076	985,424	4,725,123	4,225,474
Total operating expenses	3,156,599	2,234,610	11,714,211	10,443,387

Loss from operations	(2,406,129)	(1,377,288)	(8,770,049)	(7,358,840)
Interest income	1,245	1,095	4,606	5,666
Warrants offering costs	—	—	(50,874)	(376,306)
Change in fair value of warrant liability	(504,316)	(2,327,435)	1,050,095	(289,657)

Net loss	$(2,909,200)	$(3,703,628)	$(7,766,222)	$(8,019,137)

Net loss per common share applicable to common stockholders, basic and diluted	$(0.36)	$(0.87)	$(1.54)	$(3.07)

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Condensed Balance Sheets

(Unaudited)

	December 31, 2014	December 31, 2013

Cash and cash equivalents	$9,221,985	$9,195,753
Other current assets	1,868,140	1,370,774
Noncurrent assets	312,105	230,236
Total assets	$11,402,230	$10,796,763

Current liabilities	$2,698,148	$1,647,908
Noncurrent liabilities:
Common stock warrants	5,307,332	1,938,603
Other	9,635	15,277
Stockholders’ equity	3,387,115	7,194,975
Total liabilities and stockholders’ equity	$11,402,230	$10,796,763

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